Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of BYTE Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-253618) of our report dated February 3, 2021, except for Note 8 as to which the date is February 26, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of BYTE Acquisition Corp. as of January 22, 2021 and for the period from January 8, 2021 (inception) through January 22, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Houston, Texas
March 12, 2021